Exhibit 99.1

Berto Acquisition Corp. II Announces the Separate Trading of its Ordinary Shares and
Warrants, Commencing on or about July 6, 2026

NEW YORK, July 1, 2026 – Berto Acquisition Corp. II (Nasdaq: GUACU) (the “Company”), the tenth special purpose acquisition company sponsored by Harry You, today announced that, commencing on or about July 6, 2026, holders of the units sold in the Company’s initial public offering completed on May 18, 2026 (the “offering”), may elect to separately trade the ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “GUAC” and “GUACW,” respectively, and those units not separated will continue to trade under the symbol “GUACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Berto Acquisition Corp. II

Berto Acquisition Corp. II is a blank check company incorporated as a Cayman Islands exempted company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any industry or sector, and intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from the management team’s established relationships and operating experience. While its focus is broad because of management’s perspective on technology and other growth industries, having looked at over a thousand acquisition targets over the past decade, it will be examining in particular, opportunities in artificial intelligence (“AI”) and the AI infrastructure and supply chain ecosystem, including mission critical components, data, energy, and infrastructure businesses enabling the scaling of AI.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Vikas Mittal

Executive Chairman

Berto Acquisition Corp. II

vik@meteoracapital.com